LICENSE AGREEMENT

This License Agreement (this "Agreement") is entered into as of the 17th day of October, 2018 (the "**Effective Date**"), by and between, Tautachrome, Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 1846 E. Innovation Park Drive, Oro Valley, Arizona 85755 ("**Licensee**"), and Julia Culled Investments, Inc., a corporation existing under the laws of the State of Arizona, having a place of business at 12419 N Echo Valley Drive, Oro Valley, AZ 85755 ("**Julia**").

WHEREAS, the technology claimed in the Patent Rights (as defined below) was invented and developed by Mr. David LaMountain and Dr. Jon N Leonard (the "**Inventors**");

WHEREAS, the Inventors have assigned the Technology claimed in the Patent Rights (as defined below) to Julia; and

WHEREAS, Licensee wishes to obtain a license under the Patent Rights; and

WHEREAS, Julia wishes to have products and services based on the inventions described in the Patent Rights developed and commercialized;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1. DEFINITIONS

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1. "**Affiliate**" means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, "control" of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2. **"Ancillary Materials"** means the intellectual property, protocols, materials, data and other information listed in Exhibit A, and any progeny, derivatives and modifications of such material made by or on behalf of Company or its Affiliates.

1.3. **"Calendar Quarter"** means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the term of this Agreement.

1.4. **"Change of Control"** means (a) a merger, share exchange or other reorganization concerning the direct or indirect ownership of Licensee, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group of the capital stock of Licensee representing a majority of the aggregate ordinary voting power, or aggregate equity value represented by the issued and outstanding capital stock, of Licensee, (c) a sale of all or substantially all of the assets of Licensee or that portion of Licensee's business to which the license granted under this Agreement relates in one transaction or a series of related transactions, in which for each of (a), (b) and (c) the persons or entities that own capital stock of Licensee representing a majority of the voting power of Licensee prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, as the case may be; provided however, that a transaction in which working capital is raised through the non-public issuance of equity in Licensee to investors shall not constitute a Change of Control.

1.5. "**Development Milestones**" means the development and commercialization milestones set forth in Exhibit C hereto.

1.6. "**Development Plan**" means the plan for the development of Licensed Products set forth in **Exhibit D hereto**, as such plan may be adjusted from time to time pursuant to Section 3.2.

1.7. **"Field"** means the arena of activities that use or exploit technology exemplified by, but not limited to, the inventions in the Engineering Description of a US provisional patent application to be submitted under the title of "Exploitation of augmented reality and cryptotoken economics in an information-centric network of smartphone users and other imaging cyborgs."

1.8. "**Licensed Method**" means any method or process, the practice of which falls within the scope of a Valid Claim

1.9. **"Licensed Product"** means on a country-by-country basis, any product or service, the making, using, selling, offering for sale, importing, exporting or performing in the country in question would (without the license granted hereunder) infringe directly, indirectly by inducement of infringement, or indirectly by contributory infringement, at least one pending Valid Claim (were it to have issued) or issued Valid Claim in that country.

1.10. **"Net Sales"** means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates and any of their Affiliates (in each case, the "**Invoicing Entity**") on sales, leases or other transfers of Licensed Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Licensed Products; (c) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

(a) in any transfers of Licensed Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales will be equal to the fair market value of the Licensed Products so transferred, assuming an arm's length transaction made in the ordinary course of business, and

(b) in the event that an Invoicing Entity receives non-cash consideration for any Licensed Products or in the case of transactions not at arm's length with a non-Affiliate of an Invoicing Entity, Net Sales will be calculated based on the fair market value of such Licensed Product, assuming an arm's length transaction made in the ordinary course of business.

Sales of Licensed Products by an Invoicing Entity to its Affiliate for resale by such Affiliate will not be deemed Net Sales. Instead, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products to a third party purchaser.

1.11. **"Patent Rights"** means, in each case to the extent owned and controlled by Julia: (a) the patents and patent applications listed in Echibit B, including the PCT and/or U.S. utility application claiming priority to such application(s) that are filed on or before the one year conversion date of such application(s); (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, any other patent term extensions and exclusivity periods etc. of any patents and patent applications referenced in (a) through (e).

1.12. **"Valid Claim"** means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of

competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review; or (b) a pending claim of a pending patent application within the Patent Rights that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

ARTICLE 2. LICENSE

2.1. **License Grant.** Subject to the terms and conditions set forth in this Agreement, Julia hereby grants to Licensee a non-exclusive, worldwide, non-transferable, royalty-bearing license under the Patent Rights and to use the Ancillary Materials, solely to develop, make, have made, use, market, offer for sale, sell and import Licensed Products in the Field.

2.2. **No Other Grant of Rights**. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Julia or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights or the Ancillary Materials.

2.2. **Affiliates.** The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee's rights or obligations under this Agreement exercised or performed by one or more of Licensee's Affiliates, solely on Licensee's behalf; provided, however, that:

(a) no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights or the Ancillary Materials, including any right to develop, manufacture, market or sell Licensed Products or to practice Licensed Methods; and

(b) any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee under this Agreement.

ARTICLE 3. DEVELOPMENT AND COMMERCIALIZATION

3.1. **Diligence**. Licensee shall use commercially reasonable efforts (a) to develop Licensed Products in accordance with the Development Plan; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. In addition, Licensee, by itself or through its Affiliates, shall achieve each of the Development Milestones within the time periods specified in Exhibit C.

3.2. **Adjustments of Development Plan**. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee's ability to meet the Development Milestones.

3.3. **Reporting.** Within sixty (60) days after the end of each calendar year, Licensee shall furnish Julia with a written report summarizing its Affiliates' and its Affiliates' efforts during the prior year to develop and commercialize Licensed Products, including: (a) research and development activities completed; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts. Each report must contain a sufficient level of detail for Julia to assess whether Licensee is in compliance with its obligations under this Agreement and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Julia with a copy of the then current Development Plan, including an updated calendar of anticipated events or milestones.

3.4. **Failure to Meet Development Milestone; Opportunity to Cure.** If Licensee believes that it will not achieve a Development Milestone, it may notify Julia in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) ("**Explanation**") and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone ("**Plan**"). If Licensee so notifies Julia, but fails to provide Julia with both an Explanation and Plan, then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee's failure to do so shall constitute a material breach of this Agreement and Julia shall have the right to terminate this Agreement forthwith. If Licensee so

notifies Julia and provides Julia with an Explanation and Plan, both of which are acceptable to Julia in its reasonable discretion, then Exhibit C will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If Licensee so notifies Julia and provides Julia with an Explanation and Plan, but the Explanation is not acceptable to Julia in its reasonable discretion (e.g., Licensee asserts lack of finances or development preference for a non-Licensed Product), then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee's failure to do so shall constitute a material breach of this Agreement and Julia shall have the right to terminate this Agreement forthwith. If Licensee so notifies Julia and provides Julia with an Explanation and Plan, but the Plan is not acceptable to Julia in its reasonable discretion, then Julia will explain to Licensee why the Plan is not acceptable and provide Licensee with suggestions for an acceptable Plan. Licensee will have one opportunity to provide Julia with an acceptable Plan within ninety (90) days, during which time Julia agrees to work with Licensee in its effort to develop an acceptable Plan. If, within such ninety (90) days, Licensee provides Julia with an acceptable Plan, then Exhibit C will be amended automatically to incorporate the extended and/or amended milestone set forth in the Plan. If, within such ninety (90) days, Licensee fails to provide an acceptable Plan, then Licensee will have an additional thirty (30) days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee's failure to do so shall constitute a material breach of this Agreement and Julia shall have the right to terminate this Agreement forthwith. For clarity, if Licensee fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.4, such failure shall be a material breach that entitles Julia to proceed under the provisions of Article 10.

ARTICLE 4. CONSIDERATION FOR GRANT OF LICENSE

4.1. **License Issuance Fee.** Licensee shall pay Julia a non-refundable non-creditable and non-recoverable license fee of one hundred thousand U.S. Dollars ($100,000), due and payable within one (1) year after the Effective Date.

4.2. **Equity.** As partial consideration for the license granted hereunder and pursuant to a mutually-agreeable stock purchase or subscription agreement, within six (6) months after the Effective Date, Licensee shall issue to Julia, 40,000 shares of its Preferred Stock designated as Series E Super-voting Preferred Stock, having only the rights and obligations set forth in the Certificate of Designations attached hereto as Exhibit E, and as further set forth in the then-effective Certificate of Incorporation and Bylaws of Licensee, which such documents shall be in the same form, without modification, amendment or supplement, as those provided to Julia and as certified by Licensee prior to the Effective Date (the "**Shares**"). Licensee represents and warrants to Julia that upon issuance in accordance with the terms and subject to the conditions of this Agreement, the Shares shall be duly authorized, validly issued, fully paid and non-assessable.

4.3. **Annual License Maintenance Fees.** Licensee shall pay Julia a non- refundable, non-recoverable and non-creditable annual license maintenance fee as follows:

(a) two hundred thousand U.S. Dollars ($200,000) for each calendar years 2020 and 2021.

(b) three hundred thousand U.S. Dollars ($300,000) for each calendar years 2022 and 2023 and

(c) four hundred thousand U.S. Dollars ($400,000) for calendar year 2024 and each subsequent calendar year during the term of this Agreement.

Each such fee shall be due and payable on January 1st of the calendar year to which such fee applies.

4.4. **Royalty on Net Sales**

(a) **Rate.** Licensee shall pay Julia an amount equal to seven and one half percent (7.5%) of Net Sales. With respect to each Licensed Product, royalties will be payable on a country-by-country basis, for so long as the making, using or selling of the Licensed Product is covered by a Valid Claim in the country in which such Licensed Product is made, used or sold.

(b) **Patent Challenge**. If Licensee or its Affiliate, or any entity or person acting on behalf of any of them ("**Challenging Party**") commences an action in which it challenges the validity, enforceability or scope of any of the Patent Rights (a "**Challenge Proceeding**"), the royalty rate specified in Section 4.4 (a) will be doubled with respect to Net Sales of Licensed Products that are sold during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party, (a) the royalty rate specified in Section 4.4 (a) with respect to Net Sales of Licensed

Products that are covered by the Patent Rights that are the subject of such Challenge Proceeding shall remain at such doubled rate; and (b) Licensee shall reimburse Julia for all expenses incurred by Julia (including reasonable attorneys' fees) in connection with such Challenge Proceeding. Julia may invoice Licensee on a quarterly basis with respect to such costs and expenses and Licensee shall make payment within thirty (30) days after receipt of such invoice. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Licensee will have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.

ARTICLE 5. REPORTS; PAYMENTS; RECORDS

5.1. **Reports and Payments.**

(a) **Reports.** Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, Licensee shall deliver to Julia a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown).

(i) the number of units of Licensed Products sold, leased or otherwise transferred by Licensee and its Affiliates for the applicable Calendar Quarter;

(ii) the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Licensee and its Affiliates during the applicable Calendar Quarter;

(iii) a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions and the actual selling price;

(iv) the total amount payable to Julia in U.S. Dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion of foreign currency and cryptocurrency sales; and

(v) a list of Julia Case numbers for all Patent Rights that have Valid Claims covering the Licensed Products, and for all Ancillary Materials used in the discovery, development, manufacture or sale of Licensed Products.

Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Julia for a particular Calendar Quarter, the report shall so state.

(b) **Payment.** Within thirty (30) days after the end of each Calendar Quarter, Licensee shall pay Julia all amounts due with respect to Net Sales for the applicable Calendar Quarter.

5.2. **Payment Currency.** All payments due under this Agreement will be paid in U.S. Dollars. Conversion to U.S. Dollars of foreign currency and cryptocurrency will be made at the conversion rate existing in the United States (as reported in the *Wall Street Journal* or as reported on a major currency exchange dealing in the foreign or crypto currency) on the last business day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.3. **Records.** Licensee shall maintain, and shall cause its Affiliates to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Julia in relation to such Licensed Products, which records shall contain sufficient information to permit Julia to confirm the accuracy of any reports or notifications delivered to Julia under Section 5.1. Licensee and/or its Affiliates, as applicable, shall retain such records relating to a given Calendar Quarter for at least five (5) years after the conclusion of that Calendar Quarter, during which time Julia will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee's compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Julia any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 reveals an underpayment in excess of five percent (5%) in any calendar year, Licensee shall reimburse Julia for all amounts incurred in connection

with such audit. Julia may exercise its rights under this Section 5.3 only once every year per audited entity and only with reasonable prior notice to the audited entity.

5.4. **Late Payments.** Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall not limit, in any way, Julia's right to exercise any other remedies Julia may have as a consequence of the lateness of any payment.

5.5. **Payment Method.** Each payment due to Julia under this Agreement shall be paid by check or wire transfer of funds to Julia's account in accordance with written instructions provided by Julia. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6. **Withholding and Similar Taxes.** All amounts to be paid to Julia pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales

ARTICLE 6. PATENT FILING, PROSECUTION AND MAINTENANCE

6.1. **Responsibility.** Harvard shall have sole responsibility for and control over the preparation, filing, prosecution, protection and maintenance of all Patent Rights, and all decision making authority with regard to Patent Rights shall vest in Harvard (including, without limitation, as to whether to maintain or abandon any patent, patent application or claim thereof within Patent Rights). Harvard shall keep Licensee informed with respect to the course and conduct of patent applications and prosecution matters.

6.2. **Patent Expenses**

(a) **Past Expenses.** Licensee shall reimburse Julia for all unreimbursed, documented, out-of-pocket expenses incurred by Julia through the end of the last full calendar quarter before the Effective Date (the "**Past Expense Period**") with respect to the preparation, filing, prosecution, protection and maintenance of the Patent Rights.

(b) **Future Expenses.** Subject to Section 6.2 (c) and 6.3 below, within thirty (30) days after its receipt of each invoice from Julia, Licensee shall reimburse Julia for all documented, out-of-pocket expenses incurred by Julia pursuant to Section 6.1, including those incurred between the end of the Past Expense Period and the Effective Date. For purposes of this Section 6.2 (b), expenses incurred for work or filing fees authorized prior to the end of the Past Expense Period for which Julia has not yet received a bill from outside counsel shall be deemed incurred after the end of the Past Expense Period.

(c) **Additional Licensees.** In the event that, after the Effective Date, Julia enters into a license with a third party with respect to any of the Patent Rights, Julia shall proportionately reduce Licensee's *pro rata* share of the expenses described in Section 6.2 (b). Furthermore, Julia shall use reasonable efforts to cause each new licensee of the Patent Rights to agree to pay an appropriate portion of the expenses described in Sections 6.2 (a) and 6.2 (b) taking into consideration the scope and type (i.e., exclusive or non-exclusive) of such new license. In the event that Julia is able to collect such amounts, Julia shall reimburse Licensee for a *pro rata* share of such expenses already paid by Licensee.

6.3. **Abandonment.** If Licensee decides that it does not wish to continue to pay the future patent expenses described in Section 6.2 (b)with respect to Patent Rights in a country ("**Abandoned Patent Rights**"), Licensee shall provide Julia with prompt written notice of such election. Ninety (90) days after receipt of such notice by Julia, Licensee shall be released from its obligation to reimburse Julia for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses incurred prior to the end of such 90-day period for which Julia has not yet received a bill from outside counsel shall be deemed incurred after the end of such period. In the event of Licensee's abandonment of any Patent Rights, Julia may terminate (at any time upon written notice) the license granted to Licensee hereunder with respect to such Abandoned Patent Rights. In such case, Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights and the claims of such Abandoned Patent Rights shall cease to constitute Valid Claims.

6.4. **Small Entity Designation.** If Licensee does not qualify, or at any point during the term of this Agreement ceases to qualify, as a "small entity" as provided by the United States Patent and Trademark Office (USPTO), Licensee shall so notify Julia immediately, in order to enable Julia to comply with USPTO regulations regarding payment of fees with respect to Patent Rights.

6.5. **Marking.** Licensee and its Affiliates shall mark all Licensed Products sold or otherwise disposed of by it in the United States with the word "Patent" and the number of all patents included within the Patent Rights that cover such Licensed Products. All License Products shipped or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold.

ARTICLE 7. ENFORCEMENT OF PATENT RIGHTS

7.1. **Notice.** If either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field (an "**Infringement**"), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2. **Suit by Licensee.** Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Julia and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Julia reasonably informed of the progress of the action and shall give Julia a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee's license to a Valid Claim in the suit terminates, Julia may elect to take control of the action pursuant to Section 7.3. Any and all expenses, including reasonable attorneys' fees, incurred by Julia with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Licensee and Licensee shall hold Julia free, clear and harmless from and against any and all such expenses. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Julia incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Julia free, clear and harmless from and against any and all costs of such litigation, including reasonable attorneys' fees. Licensee shall not compromise or settle such litigation without the prior written consent of Julia, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Julia shall receive an amount equal to twenty percent (20%) of such funds and the remaining eighty percent (80%) of such funds shall be retained by Licensee.

7.3. **Suit by Julia.** If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Julia of the existence of an Infringement, Julia may elect to do so. Should Julia elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Julia to represent Julia and Licensee, such approval not to be unreasonably withheld. Any and all expenses, including reasonable attorneys' fees, incurred by Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by Julia and Julia shall hold Licensee free, clear and harmless from and against any and all such expenses. Julia shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Julia exercises its right to sue pursuant to this Section 7.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees, necessarily incurred in the prosecution of any such suit. Any funds remaining after such reimbursement shall be retained by Julia.

7.4. **Own Counsel.** Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5. **Cooperation.** Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses

incurred by the cooperating party, including reasonable attorneys' fees, in connection with providing such assistance.

7.6. **Declaratory Judgment.** If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Julia in writing and Julia may elect, upon written notice to Licensee within thirty (30) days after Julia receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

ARTICLE 8. WARRANTIES; LIMITATION OF LIABILITY

8.1. **Compliance with Law.** Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates, that they shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates, and that it will indemnify, defend, and hold the Indemnitees harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2. **No Warranty**

(a) NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY JULIA THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

(b) JULIA MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR THE SUPPORTING MATERIALS. JULIA MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS, OR USE OF THE SUPPORTING MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT OR THE PRACTICE OF ANY LICENSED METHOD, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

(c) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.3. **Limitation of Liability**

(a) Except with respect to matters for which Licensee is obligated to indemnify Julia under Article 8, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

(b) Julia's aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Julia under this Agreement.

ARTICLE 9. Indemnification and Insurance

9.1. Indemnity

(a) Licensee shall indemnify, defend and hold harmless Julia and its current and former directors, governing board members, trustees, officers, and professional staff, employees, business interns, and agents and their respective successors, heirs and assigns (collectively, the "**Indemnitees**") from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys' fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to this Agreement, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, "**Claims**"). Neither Licensee nor Julia shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

(b) Licensee shall, at its own expense, provide attorneys reasonably acceptable to Julia to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.2. Insurance

(a) Beginning at the time Net Sales of any Licensed Product by Licensee, or by an Affiliate or agent of Licensee are equal to or greater than \$500,000 during any 12 month period, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than \$5,000,000 per incident and \$5,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee's indemnification obligations under this Agreement.

(b) If Licensee elects to self-insure all or part of the limits described above in Section 9.2 (a) (including deductibles or retentions that are in excess of \$250,000 annual aggregate) such self-insurance program must be acceptable to Julia and Julia's insurer in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification obligations under this Agreement.

(c) Licensee shall provide Julia with written evidence of such insurance upon request of Julia. Licensee shall provide Julia with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, Julia shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

(d) Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than fifteen (15) years.

ARTICLE 10. TERM AND TERMINATION

10.1. **Term.** The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim.

10.2. Termination

(a) **Termination Without Cause**. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Julia.

(b) **Termination for Default**

(i) If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

(ii) If Licensee defaults in its obligations under Section 9.2 to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Julia may terminate this Agreement immediately without notice or additional waiting period.

(iii) Julia shall be entitled to terminate this Agreement in accordance with the provisions of Section 3.4.

(c) **Change of Control**. Julia may terminate this Agreement immediately upon any Change of Control occurring after the issuance of the Shares.

(d) **Bankruptcy**. This agreement shall immediately terminate without notice if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.3. **Effect of Termination**

(a) **Termination of Rights**. Upon expiration or termination of this Agreement pursuant to any of the provisions of Section 10.2, (a) the rights and licenses granted to Licensee under Article 2 shall terminate, (b) all rights in and to and under the Patent Rights will revert to Julia, and (c) neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights.

(b) **Accruing Obligations**. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Julia pursuant to Section 9.2), Licensee and its Affiliates (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided in the case of both (a) and (b) Licensee shall pay the applicable royalties and payments to Julia in accordance with Article 4, provide reports and audit rights to Julia pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2.

(c) **Regulatory Filings**. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Licensed Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2 (a) or Julia terminates this Agreement pursuant to any of the provisions of Section 10.2, Licensee shall promptly provide Julia with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any applicable government regulatory authority involved in granting approvals for the manufacturing and marketing of a Licensed Product in furtherance of applications for regulatory approval in the relevant country with respect to Licensed Products. Julia shall be entitled to freely use and to grant others the right to use all such materials and documents delivered pursuant to this Section 10.3 (c).

(d) **Survival**. The parties' respective rights, obligations and duties under Articles 5, 9, 10 and 11 and Sections 4.2, 8.2 and 8.3, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

ARTICLE 11. MISCELLANEOUS

11.1. **No Security Interest.** Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.1 shall be null and void and of no legal effect.

11.2. **Entire Agreement.** This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.3. **Notices.** Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 11.3:

If to Licensee:

Attention: Jon N Leonard, CEO
1846 E. Innovation Park Drive
Oro valley, AZ 86766
Facsimile: 520-318-5401

If to Julia:

Attention: David LaMountain
9 Leuba Rd.
Coventry , RI 02816
Facsimile: ________________

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.4. **Governing Law and Jurisdiction.** This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of Arizona, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a "**Suit**") shall be brought in a court of competent jurisdiction in the State of Arizona, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the State of Arizona. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.5. **Binding Effect.** This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.6. **Headings.** Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.7. **Counterparts.** The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.8. **Amendment; Waiver.** This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.9. **No Agency or Partnership.** Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.10. **Assignment and Successors.** This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 11.10 shall be null and void and of no legal effect.

11.11. **Force Majeure.** Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.12. **Interpretation.** Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of "include," "includes," or "including" herein shall not be limiting and "or" shall not be exclusive.

11.13. **Severability.** If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of Effective Date.

Tautachrome, Inc.	**Julia Culled Investments, Inc.**
By: Jon N. Leonard	By: Jon N. Leonard
Name: Jon N Leonard	Name: Jon N Leonard
Title: CEO	Title: President

EXHIBIT A
ANCILLARY MATERIALS

ArK branding

Ark branding consisting of: the names ArK, ArKr, ArKnet, and without limitation all other variations of the letter-form ArK used alone or used in combination with other words and/or other letter-forms; the ArK logo:

ArK seals, insignia or other words, names, symbols or devices that identify ArK for any purpose; all present or future trademarks, URLs, webpages, marketing and/or white paper content, and any other collateral material without limitation that is developed by Licensee and its Affiliates and Sublicensees or by Julia to represent the ArK concept; and the representation of ArK as a brand within the Licensee's KlickZie technology brand as in "a KlickZie Ark," or as in the "KlickZie ArK patent claims," or as in "KlickZie's pending ArK patent," or in any other manner as is convenient to Licensee and its Affiliates and Sublicensees in their marketing activity.

ArK technology descriptive language developed by the Inventors:

ArK Technology Description Language:

The KlickZie arc (an "ArK") is defined as a container of valuable digital information that an ArK user wishes to make available to other people. For an individual, such other people might be just a few friends and the individual may wish to deploy multiple ArKs for differing situations. For a business, such other people might be its customers, and a business also might wish to deploy multiple ArKs for different situations.

The contents of an ArK are user dependent and fluid depending wholly on the wishes of the ArK's owner.

The KlickZie ArK concept is geolocation centric. ArKs are information containers that belong to somebody and that live somewhere in geo-space. A personal ArK can live in the user's smartphone kept in the user's pocket. When the user moves around, so does the ArK's location in geo-space. A retail store's ArK might likely be geolocated at the store's geolocation. A museum on the other hand might deploy an ArK of information at each of its exhibit locations.

The KlickZie ArK will be a downloadable app enabling users to create their own ArKs and to achieve the benefits of opening other people's geolocated ArKs containing valuable information that such other ArK owners may wish to provide. The ArK app is intended to be used by everyone globally and will be deployed as a network of ArKs, (an "ArKnet") supporting ArK2ArK interaction facilitated by peer to peer software, by ArKnet server provided software, or by combinations thereof.

By virtue of the geocentricity of the of ArKs in the ArKnet, Augmented Reality will be extensively exploited in the ArK system."

ArK technology development body of works includes:

- the results of by the Licensee and its Affiliates and Sublicensees of the prosecution within the USPTO of the Inventors' United States patent claims and improvements thereto in the KlickZie ArK technology arena (which patent claims and improvements are implied in the Patent Application Engineering Description provided in Exhibit D of this Agreement)
- the ArK app and ArK app platform development work product including SOWs, specs, descriptions, software and relationships existing and engendered under the Development Plan of Exhibit D of this agreement

Patent Application Engineering Description includes:

the language, original technology ideas, business ideas and all other creative works in the Patent Application Engineering Description in Exhibit D of this Agreement, which may be freely used without limitation by Licensee and its Affiliates and Sublicensees in marketing and branding.

Data/plans developed by the Inventors for global ArK business and KLK crypto usage priming:

The ArK app will have a global utility, serving the global marketplace of providers of goods and services. Goods and services comprises the largest portion of the world's GDP, holding steady for the last 60 years at just under 60% of the world's GDP. As of 2017, world GDP according the World Bank stood at $80.864 trillion (USD). This puts the goods and services marketplace at around $48 trillion (USD). ArKnet serves the businesses of the world that provide goods and services. According to the International Finance Corporation there are 125 million formal micro, small and midsize businesses in the world, and perhaps 100 million more falling into the category of branches and franchises of large businesses.

To "prime" the ecosystem with KLK currency, the blockchain will inject KLK currency into the crypto accounts of users in support of the organic buying, selling and usage activities going on in ArKnet platform. Injections will be made under smart contracts implemented in mechanisms including the following1.

- When an ArKr, using purchasing mechanisms already in place in the ArK of a selling entity, makes a purchase with credit card or any other cash transfer method from within the selling entity's ArK, the Company will receive a commission cash-transfer from the selling entity, and the KLK blockchain will issue a KLK reward into the wallets of the buying ArKr, the selling entity, and the Company.
- ArKrs selling goods and/or services and who monetize products strictly in KLKs can registe2 with the Company becoming a "KLK-currency Seller." ArKrs who are potential KLK-only buyers can register with the Company becoming a "KLK-currency Buyer." For a sale monetized in KLKs between these two groups, the seller, the buyer and the Company will all receive a significantly higher than normal KLK award for the sale.
- ArKs, other than personal ArKs which are free, will pay the Company a monthly or annual ArK license fee in the form of fiat money (national currency). The blockchain will award the ArKr and the Company an award in KLKs when each ArK license payment is tendered.
- ArK sellers of goods and services are encouraged to give KLK rewards to their customers from their own KLK accounts. The blockchain will provide up to a 50% match to buyers receiving such awards, whether or not they are ArK-based buyers, provided buyer and seller are both known customers of he ArK system .
- Adopters of the ArKnet app, will receive a KLK wallet and a KLK reward deposited by the blockchain into the wallet upon download and registration of the app. Adopters making a referral to someone, who as a result of the referral downloads and adopts an app, will also receive an additional referral-reward from the blockchain.
- The Company intends to offer in-app products to users of the ArK app platform. Users making purchases of these products will receive KLK awards.
- The mechanisms described above have the purpose of filling the ecosystem with KLKs under conditions that encourage the growth of the KLK currency value and the growth of KLK economic activity.

Each of the smart contacts implementing these KLK-supply mechanisms will contain a damping algorithm aimed at keeping its cumulative KLK reward size and growth rate within bounds reflecting its contribution to the Real Trade Activity of the whole KLK ecosystem. Real Trade Activity will be a measure of the number of distinct smartphones and identifiably distinct humans involved in trades, the total value of goods traded within the KLK ecosystem, and the value of goods traded using KLK currency. The Real trade Activity measurement will be calculated and posted by the Company and made available to the public. It will be accessed and used by the KLK blockchain to implement the damping algorithms.

[1] In this Inventor's Plan description, "the Company" refers to the entity implanting a KLK cryptocurrency priming system within an ArK app and ArK platform.

EXHIBIT B PATENT RIGHTS

Doc transmitted to Bacon & Thomas Patent law for USPTO patent application	**Title to be used in USPTO patent application submission**	**Date transmitted to Bacon & Thomas**
Ark Patent Application Engineering Description	Exploitation of augmented reality and cryptotoken economics in an information-centric network of smartphone users and other imaging cyborgs	October 17, 2018

EXHIBIT C
DEVELOPMENT MILESTONES

TASK	DUE DATE
1. Transmit Patent Application Engineering Description to Bacon & Thomas LLPC for immediate patent application to the US Patent and Trademark Office	October 17, 2018
2. Select vendor and develop & execute SOW for ArK app and ArK app platform development	December 31, 2018
3. Under new SOW, develop and deliver Version 1 ArK app and platform.	April 15, 2019

EXHIBIT D
DEVELOPMENT PLAN

The Development Plan as of the Effective Date is the three step "Starter Plan" below. The growth and fleshing out of the Development Plan will be driven and motivated by the Patent Application Engineering Description of the US provisional Patent Application2 entitled "Exploitation of augmented reality and cryptotoken economics in an information-centric network of smartphone users and other imaging cyborgs." The Patent Application Engineering Description is presented below the three step Starter Plan. In accordance with Section 3.2 of this Agreement, the Development Plan will be fleshed out in support of the aims of this this Agreement.

STARTER PLAN

TASK	DUE DATE
1. Transmit Patent Application Engineering Description to Bacon & Thomas LLPC for immediate patent application to the US Patent and Trademark Office	November 15, 2018
2. Select vendor and develop & execute SOW for ArK app and ArK app platform development	December 31, 2018
3. Under new SOW, develop and deliver Version 1 ArK app and platform.	April 15, 2019

PATENT APPLICATION ENGINEERING DESCRIPTION3

Here we teach a method and process for networking information of the type that people wish and need to share with others.

Introduction

In previous issued patents, Jon N Leonard taught the methods and processes referred to in this as "KlickZie" imaging technology that exploited advanced marking technologies for generating trustable and engageable pictures and videos as the ordinary imagery outputs of smartphones and other digital imaging devices. The methods and processes for networking information that are taught herein will find substantial use for the KlickZie trustable and engageable imaging as taught by Léonard, but are independent of such KlickZie imaging technology.

In today's world information continually touches every part of life, and has become the stuff of greatest impact to people. In English usage the word "ark" is used to refer to a strongbox, or a chest, or a container of valuable stuff. The method and process we teach here is implementable as an app allowing the app user to create a container of valuable digital information t(referred to and spelled herein has an ArK) containing information that the user wishes to make available to other people. For an individual, such other people might be just a few friends and the individual may wish to deploy multiple ArKs for differing situations. For a business, such other people might be its customers, and a business also might wish to deploy multiple ArKs for different situations.

The contents of an ArK are user dependent and fluid depending wholly on the wishes of the ArK's owner.

The ArK concept is geolocation centric. ArKs are information containers that belong to somebody and that live somewhere in geo-space.

A personal Ark can live in the user's smartphone kept in the user's pocket. When the user moves around, so does the ArK's location in geo-space. A retail sore's ArK might likely be geolocated at the store's geolocation. A museum on the other hand might deploy an ArK of information at each of its exhibit locations.

The ArK will be a downloadable app enabling users to create their own ArKs and to achieve the benefits of opening other people's geolocated ArKs containing valuable information that such other ArK owners may wish to provide. The

[2] The provisional Patent Application Engineering Description titled as above, and in essentially the same form as hereof, will be transmitted immediately to Bacon & Thomas PLLC patent attorneys, for immediate patent application submission, under the same title, to the US Patent and Trademark Office.

[3] In this Engineering Description, "the Company" refers to the entity implementing the invention being described.

ArK app is intended to be used by everyone globally and will be deployed as a network of ArKs, (an "ArKnet") supporting ArK2ArK interaction facilitated by peer to peer software, by ArKnet server provided software, or by combinations thereof.

By virtue of the geocentricity of the of ArKs in the ArKnet, Augmented Reality ("AR") will be extensively exploited in the ArK system.

For example, consider a large stadium filled with people. An individual with an ArK equipped smartphone could query "Where are the friends I'm supposed to meet here?" By panning the phone's camera around the stadium, the individual's ArK equipped friends could be geolocated by the ArK app using Augmented Reality to place a symbol (an "ArK Symbol" or "Symbol") above each friend, and thus providing a visual geolocation of the friends, as well as a means to identify and interact with any or all of the friends by selecting (e.g. by touching) the desired Symbol.

As another example, in a shopping mall the ArK app, via the smartphone digital camera using AR software, would identify each ArK equipped store with an ArK Symbol overlaid in the imagery and placed in front of the store. By touching the store's ArK Symbol in the imagery, the user opens the store's ArK to see what is inside: products, specials, live chat links or whatever the store wishes to keep in the ArK.

What can be done with the contents of an ArK can be extensive. Information in the ArK might be browsed and downloaded, forms might be filled, purchases made, licenses executed, or other financial transactions accomplished. Direct contact between the ArK's owner or agent(s) and any permitted opener of the ArK whether by voice, text, video or any other manner might be accomplished. It is at the unlimited discretion of the ArK's owner.

The AR Symbols for existent ArKs in an observer's near environment may be viewed either as overlaid on the digital imagery of the observer's imager, or in a map view, properly located on the map (referred to herein as a "Neary map"). Being a map, a Neary map may be scaled up to show ArKs beyond the near environment, allowing the ArK user to browse the ArKs available to be seen by that user, to include seeing anywhere, including across the entire globe if desired.

ArK ownership and placement

An Ark is a chest of valuable information owned by a particular person or entity. It can be placed at any location the owner thinks best. It can be made visible or invisible to other classes of ArK owners in any lawful manner whatsoever. The ArK and its contents can be monetized in any lawful manner whatsoever. An ArK is property that can be licensed or sold. The ArK app can provide "pay to see" options for the ArK the owner enabling fee charging mechanisms under contractual arrangements provided as part of the ArK app.

An ArK can be placed in as many locations as the ArK owner thinks best with limitations determined only by fee factors applied by us. Nobody owns what a person wishes to see at locations where people freely go.

ArKs placed at or near a given location are visible only to those other ArKrs permitted by the ArK owner (and as modified by us to ensure that visibility collisions of competing ArKs are minimized). So long as the existence of an ArK at a given location is invisible to disinterested parties (including competing ArK owners at that location), collisions with other parties passing through that location can be minimized.

AR placement applies to all imaging cyborg technologies

Man-machine systems able to couple AR information into the environs seen by the human eye are referred to as "imaging cyborgs" (cyborg, a commonly used contraction for cyber organism). For ease of presentation, we have discussed AR overlay as happening on the imagery of a digital camera that is visualizing a user's environment. But AR imaging cyborgs are not limited to such displays. AR presentations can be made on the surface of head worn glasses where the wearer is seeing the real world and AR information is projected onto the glass but aligned to appear on or near a real object in the wearer's field of view. In addition, there are AR technologies aimed at projecting AR information directly onto the observer's retina. In that case, there is no medium at all between the observer's eye and the real world.

Any method for inserting virtual AR information into the observer's visual imagery applies to the method and process taught in this patent application, whether the imagery is camera digital imagery, natural imagery seen through glass, natural imagery seen without any intervening material at all, or any other imaging cyborg presenting virtual AR information onto visual imagery.

Fun with ArKs

The acrobat on the street corner. Juan the acrobat videographs himself doing an amazing street performance on a popular corner in New York. He removes the background, creates an ArK of the cleaned up video, geolocates the ArK on that corner, and leaves an animated GIF of his slickest move as his AR Symbol. ArK equipped passersby open the ArK and watch the performance for a fee. Juan makes money on the street corner without having to travel into the city. Then Juan realizes an amazing feature of the ArK app. He can, for a fee, multiply the locations of his performance to other street corners where he has never been and may never go. Soon Juan has his performance ArK located on every major pedestrian corner in the large cities in the US, and not stopping there, expands to the rest of the Western hemisphere then to the rest of the world. (Juan becomes rich and retires in a modest dwelling in the fishing village of Puerto Peñasco on the Sea of Cortez.)

Look up! There's a weather ArK in the sky. Touch the ArK Symbol on your screen and download today's weather forecast at your exact location and surrounds.

Look up again! There's a commercial airliner flying high in the sky. Is that an AR Symbol on the wingtip? Touch the Symbol and open the ArK. Get flight and aircraft information: departure point, destination, carrier, flight number, number of passengers and crew, cabin configuration, aircraft type, date and source of manufacture and flight hours since last maintenance.

ArKs in the Cemetery. The cemetery is the final resting place for the human bodies buried there, bodies that each lived a lifetime on the earth. The gravestone marks the resting place but the information about that lifetime is absent at the gravesite, often represented by just the dash on a headstone separating the born date and the death date. But people and family who knew the person whose body rests there and who remember the content of the dash representing the life of the person, can bring the dash to life by adding an ArK at the gravesite. The ArK can contain a detailed biography of the person, pictures and videos of the person's life and whatever else it takes to turn the dash into a life remembered. The gravesite's geolocation would be recorded by a visit to the gravesite by the ArKr building the gravesite Ark, who would then use ArKnet functionality to create and register the gravesite ArK. From then on, any ArKr visiting the cemetery could view the Augmented Reality symbols representing graves with ArK information, and can open the ArKs to see real information on the life once lived and marked by that gravesite.

ArKs and the KLK20 Cryptotoken Ecosystem.

The KLK20 is a cryptocurrency that lives as a cryptotoken defined on the Ethereum blockchain. A smart contract has been written on Ethereum that enables the monetization of imagery created and stored on smartphones equipped with the KlickZie trusted imaging software. This smart contracting allows the facile, transparent and seamless licensing of use-rights to KlickZied imagery with the KLK20 cryptocurrency as the medium of exchange and with transactions thereto registered on the Ethereum blockchain. The picture below represents the transaction ecosystem created in that way.



Activated imagery is encrypted and stored
An advertiser starts an ad campaign
KlickZie
Alice downloads the app
Ads are pushed to Alice's phone based on her preferences
KlickZie
Alice is paid in KLK
Bob pays Alice KLK for use of a photo
Alice takes a photo using KlickZie
KLK
KLK
KLK
KLK
Event is recorded on the blockchain
KLKs are paid via smart contracts on the blockchain

KLK currency is supplied into the ecosystem by awarding with KLKs those who download and use the KlickZie imaging app, as well as awarding with KLKs those who refer someone who downloads and uses the KlickZie imaging app. In addition, there are routes of KLK injection into the ecosystem deriving from those who purchase KLKs for fiat money in order to award them to users of their products in the ecosystem.

The KLK20 cryptocurrency is a real currency, and can be used for any transaction purpose. The Ark system can exploit the KlickZie Ecosystem, using KLK as its medium of exchange for in-app transactions. In addition KLK usage in the

ArKnet can be primed by awarding with KLKs those who download and use the Ark app, as well as awarding with KLKs those who refer someone who downloads and uses the ArK app. We can license for fiat money the ArK software to stores, businesses and other entities who want their ArKs to be seen by their customers. Such licensees will pay a fee for purchases made via the licensee's ArK, a portion of which fee will be used by us to reward the purchaser with KLKs for using the ArK for the purchase. In that way customers will have KLKs to spend. Such KLKs will be transparently and seamlessly paid into the KLK wallets in the possession of all ArKrs (which wallets will magically appear to ArKrs when they first download the ArK app).

The objective is to energize general KLK currency usage through every means possible so that the street acrobat and every other ArKr will wish to accept KLKs in their monetary exchanges. The intended effect of this is to support a rise in the KLK currency price against other national or crypto currencies, further increasing KLK usage and value.

Drawings


Smartphone or like connected device
Data Storage
User Input Sys (mic, touchscrn, etc.)
User Output Sys (display, speaker, vibe, etc.)
Image capture device
Image Signal Processor
APPs
ArK App Other apps:
AR App SMS, email, FB, etc.
Power
CPU
XMTR RCVR
System Info
Network I/F
Timing System
Geolocation System
GPS Receiver
Other sensor Data
Look-Angle System

The above drawing shows the elements of the smartphone (or like connected device) pertinent to the invention. The **CPU element** (central processor unit) is the workhorse element of the mobile phone harmonizing the functions of all the other elements.

The **Apps element** holds in memory the ArK app and the AR app used to geo-faithfully overlay onto the smartphone's imagery the geolocated ArK Symbols of other ArKrs located in the environs being imaged by the smartphone. Other built-in or available apps in support of the ArK app functionality are allocated in this element.

The **Image Capture Device** (the camera) captures video and picture frames from the cameras' imaging device and the **Image Signal Processor** enhances it and makes it ready for viewing and/or sharing.

The **User Output System,** among all the other normal things done in a smartphone, shows the user the ArKs overlaid in the incoming the imagery. The **User Input System,** among all the other normal things done in a smartphone, allows the user to select an ArK with which to interact, for example by touching the ArK symbol in the imagery.

For this invention, the **Data Storage element** will store the data resulting from the interactions of the user with all other ArKs. This data will include downloads from and transactions with other ArKs, as well as a record of the ArK Symbols that have appeared in the user's imaged environs, as well as other like data without limitation.

The **GPS receiver element** can do a good job getting an ArK's latitude and longitude. And for ArKnet purposes, where an ArK is located in azimuthal direction from the user's smartphone can be effectively accomplished via the smartphone's magnetometer sensors in the **Look-Angle System**. . But the elevation of the ArK above or below the altitude of the observer is not well accomplished in the ArK general case by GPS and the Look-Angle magnetometer. The need to know the ArK's relative height above or below an observer requires the help of the whole ArKnet. The way this works is to exploit fixed location ArK's. When a mobile ArK passes very near a fixed ArK, its elevation is the same as that fixed ArK. And as the mobile ArK moves away, its height relative to that fixed ArK can be calculated for a while by the accelerometers in the smartphone's **Other Sensor Data element.** With many ArKs moving among fixed ArKs and communicating with each other, the problem of mutual elevation differences can be solved. Advanced mathematical solutions for these types of problems, such as the novel solution described by Fred Daum (see reference), can be used to get the best approximations for the actual height differences. This job will be accomplished by the **Geolocation system** that will put GPS, Look Angle, and global ArKnet data together to accomplish the task.

The **Network Interface element** also brings help to the ArK positioning solution. The GPS satellite position data downloaded to the cellular network can be made available to the mobile devices eliminating that task. System time kept by the Network can also be used, allowing the smartphones to receive accurate timing data from the system for its uses. **The Timing System** in the ArKnet is required to be accurate and is distributed system wide to coordinate all timing requirements generated by the unconstrained nature of the interactions allowed between ArKs.

Register mobile ArK user

Download mobile ArK app from app stores, ArKnet website or elsewhere

Register mobile ArK user

Optional selection of personalized ArK Symbol

The ArK mobile app will be downloadable software available from the ArKnet website, the app stores or other sources. The above drawing depicts the steps in the registration of a mobile ArK app user who has downloaded the app. The mobile app will enable other ArKnet attributes such as the multiplication of a given ArK to multiple fixed geolocations.

When the mobile ArK app is downloaded, the smartphone user will register with the ArKnet System as the mobile ArK owner. . In registration, the unique smartphone device identification will be captured and used to identify the owner of the ArK. The user will then register in person, with the option to register by anonymous handle, by confirmed identity using existing Know Your Customer (KYC) methods, or by any other user-suitable method. The unique smartphone device identification will be attached to the registered owner, however the owner chooses to self-identify.

Upon completion of registration, the user will have the option of defaulting to the general ArKnet symbol to represent the user's ArK geolocation when displayed in Augmented Reality form on other ArKrs displays, or of choosing some other symbol or animated GIF of their own, or of choosing a symbol from a suggestion library.

Deploy a fixed-location ArK via a mobile ArK

Set up deployment account, establishing payment methods
- Bank, credit card or other money payment
- ArK blockchain wallet in KLK cryptocurrency
- Other cryptocurrency wallets

Select ArK Symbol to use for the fixed ArK

Provide link to the contents of the fixed ArK (Somebody else seeing and electing this Ark Symbol will open this link.)

Place fixed ArK at desired geolocation
- With mobile ArK, go to the desired location of the fixed ArK
  - Select that location, or
  - Select an X,Y,Z offset from that location
- Or in Map View select desired location for the fixed ArK

The above drawing depicts the deployment of a fixed location ArK with the use of the mobile ArK app. Deployment of fixed-location apps begins with the setting up of a payment account. Fixed location ArKs are the money makers for the ArKrs using the ArKnet to generate revenue. The mobile ArK is used to set the geolocation of the fixed-location ArK. The mobile ArK app sets the fixed location by its own position plus an (x,y,z) offset, (which offset may be (0,0,0)). All manner of tools may be provided in the mobile ArK app to assist in deciding the offset. The mobile ArK app method of deciding the geolocation of the fixed location ArK is able to establish an affective height above or below the position of the mobile ArK's position to set fixed ArK's position. The alternative map view method of setting the fixed ArK's position is not able to achieve this.

Deploy multiple fixed-location ArKs via a mobile ArK

Optionally, select multiple ArK Symbols

Provide ArK Datalinks for each ArK symbol

Geolocate each ArK Symbol

The above drawing depicts the deployment of multiple fixed location ArKs. An ArK is a container of information that can be seen at a fixed geolocation and that can be directly interacted with by other ArKrs. There is nothing preventing an ArKr from locating the same container at many different fixed locations. Any ArK owner can set about establishing many fixed-position ArKs with differing or the same ArK Symbols, differing or the same container contents, serving one or many classes of ArKrs.

Select visibility and multi-symbol options

Choose visibility option for a specific ArK Symbol

- Invisible (no other ArKr sees this ArK Symbol)
- Open to all (all ArKrs see this ArK Symbol)
- Select visibility (certain ArKrs see this Symbol)

Select multiple ArK Symbols

- Different ArK Symbols for different groups
- Different ArK Symbols for different occasions

The above diagram references the selection of the visibility of ArK Symbols to different ArKrs in serving various classes of ArKrs. The result of the visibility option is that certain ArKs could be <u>invisible</u> to any given ArKr. Such invisibility his is depicted in the picture below.


Environment
A
A
STORE 1
STORE 2
STORE 3
A

The imager in an ArK-equipped smartphone will provide the user with the ability to image the environment with the AR overlay of the existent (and visible) ArKs showing up in the imagery. The picture above shows a user with an ArK equipped smartphone imaging three stores, Store 1, Store 2, and Store 3, each store with an Ark Symbol attached, denoted by a circle with the letter "A" inside the circle. The ArK Symbol on Store 2 is shown in a dotted circle indicating that it would be invisible to some ArKrs. One such ArKr is shown imaging the store environment with an ArK equipped smartphone. To this ArKr, the ArK Symbol of Store 2 is not present. He does not see the ArK symbol and cannot open the ArK to view its contents.

Interaction with ArKs

Ark2Ark interactions (mobile ArK to mobile ArK comms)

- Peer to peer(P2P) software
- P2P supplemented with ArKnet server assistance
- SMS, email, web browser communications, FTP services

Mobile ArK to Fixed Location ArK

- Interact directly with the contents of the deployed fixed ArK
- Browse contents, download/upload files
- Make purchases

The diagram above references some of the elements of interaction between ArKs. On ArK download a mobile ArK is created, personal to the user and tied to the user's smartphone device ID. In addition a KLK crypto wallet is transparently created. ArK2ArK communication is facilitated with peer to peer software couple with the app, and assisted by ArKnet servers where advantageous. This ability for peer to peer comms capability engendered within this essentially decentralized environment of ArK facilitated communication is a new type of social networking. We believe this new way of communicating may become the glue that ties decoupled people, as shown in this picture, back together again in a better social networking environment.


Environ View and Map View
Toggle to Environment view
Image the environment
- See near-friend's mobile ArK Symbols in imagery
- Select friend's ArK symbol and engage
- See all visible near-ArKs, by type, and engage if desired
Toggle to Map View
Browse Map View
- See all visible near-ArKs, by type, and engage
- Browse contents, download/upload files
- Make purchases

The diagram above references the Augmented Reality smartphone imaging of the environment with near ArKs overlaid on the imagery. The Environment View is the eyeball view with the AR enhanced overlay of ArKs. This view enables the user to select an ArK and navigate straight to the location of the ArK by visual navigation. The Map view shows the ArKs laid out on a flat map on the smartphone screen. This view enables the user to see an ArK in the context of its position with respect to the ArKs on a larger scale, up to all the scale of all visible ArKs in existence.


"Charging up" the ArK ecosystem with KLK Cryptocurrency
Award KLK cryptocurrency to those who download the mobile ArK app.
Award KLKs to the referrers of someone who downloads the mobile ArK app.
Award KLKs to those who make purchases from within a store's ArK
With aggressive price discounting, encourage independent freelance ArK entrepreneurs to take payment in KLKs, and spend KLKs advertising their stuff.
KLK transactions and proceeds magically and transparently appear in users KLK crypto wallets.

The diagram above depicts methods for "charging up," that is, supplying ArKrs with KLK cryptocurrency to prime the pump of the cryptocurrency ecosystem that the ArKnet will use, so as to empower the economic activity of the independent freelance entrepreneur in extending reach, multiplying following and growing wealth in the new blockchain cryptocurrency economy. Cryptocurrency will be awarded from the Company's KLK treasury and from KLK revenues received by the Company for commissions on Company-facilitated KLK spending activity. And fixed-position ArK pricing will be drastically reduced for users who take payment in KLKs, the effect of which will be to increase the relative value of KLKs to dollars in the KLK ecosystem. The power of painless, no cost, automated transaction results that can characterize the blockchain universe will help to reduce the barriers for activity in this new ecosystem.

Reference

[1] Fred Daum, Jim Huang and Arjang Noushin "Exact particle flow for nonlinear filters," Proceedings of SPIE Conference, Orlando Florida, April 2010.

EXHIBIT E

CERTIFICATE OF DESIGNATIONS,
PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES E CONVERTIBLE PREFERRED STOCK
OF
TAUTACHROME, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

TAUTACHROME, INC., a Delaware corporation (the "**Corporation**"), hereby certifies that the following resolution was duly approved and adopted by the Board of Directors of the Corporation (the "**Board of Directors**") by a resolution of the Board of Directors dated ____________________, in lieu of a meeting in accordance with Section 141(f) of the Delaware General Corporation Law, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation's Certificate of Incorporation, as amended (the "**Certificate of Incorporation**") and in accordance with Section 151 of the General Corporation Law of the State of Delaware (the "**DGCL**"), there is hereby created, out of the 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the "**Preferred Stock**") of the Corporation authorized, unissued and undesignated, a series of the Preferred Stock consisting of 40,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation that are applicable to the Preferred Stock):

1. **Designation and Amount**. A series of Preferred Stock designated as Series E Preferred Stock is hereby created out of the authorized and unissued shares of Preferred Stock (the "**Series E Preferred Stock"**), and the number of shares of Series E Preferred Stock constituting such series shall be 40,000. The voting powers, designations, preferences and relative, participating, optional or other special rights, and other qualifications, limitations or restrictions of the Series E Preferred Stock shall be as set forth in this Certificate of Designations, Preferences, Rights and Limitations of Series E Preferred Stock (this "**Certificate**").

2. **Voting Rights.** Each holder of Series E Preferred Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation. At each such meeting (and any written action of stockholders in lieu of such meeting), other than a meeting (or written action of stockholders in lieu of meeting) at which only holders of another specified class or series of the capital stock of the Corporation are entitled to vote separately as a class or series, each share of Series E Preferred Stock shall entitle a holder thereof to as many votes as shall equal the total number of votes of the holders of all other classes and series of the capital stock of the Corporation entitled to vote at such meeting (or any written action of stockholders in lieu of such meeting) multiplied by 0.00001. Except as otherwise provided herein, the Certificate of Incorporation, any other certificate of designation creating a series of Preferred Stock or any similar stock, or the bylaws of the Corporation, the holders of Series E Preferred Stock and the holders of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

3. **Amendment**. The Certificate of Incorporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely without the unanimous written consent or unanimous affirmative vote of the Holders, voting separately as a single class.

4. **Waiver.** Notwithstanding any provision in this Certificate to the contrary, any provision contained herein and any right of the holders of Series E Preferred Stock granted hereunder may be waived as to all shares of Series E Preferred Stock (and the holders thereof) only by the unanimous written consent or unanimous affirmative vote of the holders of Series E Preferred Stock, voting separately as a single class.

5. **Severability**. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction determines that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

6. **Lost or Mutilated Preferred Stock Certificate.** Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series E Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation or in the case of any such mutilation upon surrender of such certificate, the Corporation shall, at its expense, execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

7. **Headings.** The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Jon N. Leonard, its Chief Executive Officer, this ___ day of October, 2018.

TAUTACHROME, INC.

By: ______________________________

Name: Jon N. Leonard
Title: Chief Executive Officer